SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                   DATE OF REPORT:  NOVEMBER 25, 1997

        Exact name of registrant as specified in its charter:

                     CENTURION MINES CORPORATION

                     Commission File No. 0-17048

         State or other jurisdiction of Incorporation:  UTAH

               I.R.S. Employer I.D. Number: 87-0429204

      Address of principal executive offices including zip code:

       860 South 500 West Street, Salt Lake City, Utah  84101

   Registrant's telephone number, including area code: 801-534-1120


ITEM 5.     OTHER EVENTS

The Registrant, Centurion Mines Corporation, is a U.S. mineral exploration and development company. In the ordinary course of its business, it has reviewed the declining prices of gold and copper and the increasing price of silver in the present metals market and has decided upon a course of action that, if implemented, may include acquiring another mineral resource company, as well as purchasing significant silver properties to add to its present portfolio of gold, copper and other silver, patented (privately-owned), mining properties in the State of Utah.

Accordingly, the Registrant has entered into preliminary discussions with Royal Silver Mines, Inc., to consider further business arrangements between the two companies. The intended purpose of this plan is to combine the Regis-trant's privately-owned mining properties in the State of Utah, comprising the OK Copper SX/EW project, currently under construction, its Tintic mining district holdings, and its other Utah exploration properties, with Royal's extensive privately-owned silver properties in the Coeur d' Alene (Idaho) mining district and Royal's advanced-stage mining development projects in Mexico and Chile, including its major copper project in the Mocha mining district of Chile, presently under contract with Teck Resources, Ltd. (Canada). In furtherance of this course of action, the Registrant has arranged to purchase certain Coeur d' Alene silver properties plus certain other privately-owned mining properties from Royal Silver Mines, Inc. These properties have an aggregate value of approximately US$1.5 million.

Additional plans of the Registrant include the scheduling of its 1998 Annual Shareholders Meeting, to be held in Utah on January 30, 1998. For the meeting, the Registrant has named a slate of directors for election that includes three of the Registrant's present directors, Spenst Hansen, David Morgan and Orson Mabey, two present Royal directors, Howard Crosby and John Ryan, plus one additional outside director nominee, Larry Keyes, a former president of Emerson Electric, of St. Louis, Missouri. This slate of directors represents a modifi-cation of the Registrant's previously announced plans to substantially re-structure its Board of Directors and management at the Annual Meeting. It is expected that additional nominations will be made before the meeting is held. The Registrant also announced the intention of its current CEO and President, Mr. Spenst Hansen, to remain on the Board, but to retire from active service in executive management, following the 1998 Annual Shareholders Meeting.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Index to Exhibits Required by Item 601 of Regulation S-K.

NONE

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 1997                 REGISTRANT:
                                         CENTURION MINES CORPORATION

                                     BY:   /s/ C M Chavez
                                         ---------------------------
                                         Carlos M. Chavez, Secretary
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